Exhibit 99.1

Ocean Power Technologies Pre-Releases Preliminary Financial Results for Second Quarter Fiscal 2025

Confirms pathway to profitability in late 2025 based on record quarterly revenues and materially reduced expenses

MONROE TOWNSHIP, N.J., December 2, 2024 - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced preliminary financial results for the second quarter ended October 31, 2024 (Q2FY25). The preliminary results included in this press release are subject to change and have not been audited or reviewed by our independent auditor. The Company expects to file its second quarter financial results and update in mid-December.

Preliminary Q2FY25 Financial Highlights

(All figures are preliminary, unaudited, and subject to finalization):

●	Revenue: Estimated to be greater than $2 million, compared to $0.9 million for the same period last year, representing a more than 2x increase.
●	Net Loss: Anticipated net loss of approximately $4 million, compared to $7.2 million in the prior-year period and representing a year-over-year decrease in net loss of more than 40%.

○	Operating expenses have been reduced by approximately 40% including reduced external expenditures leading to a material reduction in third party spend.

●	Cash Used in Operating Activities: Estimated to be less than $4.7 million, compared to $7.5 million in the prior-year period and representing a year over year decrease of approximately 40%.

Business and Operational Highlights

●	During Q2FY25, the Company completed the second set of exercises of the previously announced follow-on contract as a subcontractor to EpiSci and successfully deployed several WAM-V autonomous surface vehicles during the Mission Autonomy Proving Grounds (MAPG) as part of Project Overmatch. Project Overmatch is a United States Navy initiative aimed at achieving a seamless and highly integrated warfighting capability by leveraging advanced data networks, artificial intelligence (AI), and machine learning. Under this contract, OPT continues to ruggedize and enhance the operational capability of its autonomous maritime technologies to support the U.S. military and its allies. The first set of exercises was concluded over the summer and the completion of these most recent exercises contributed to the revenue recognition noted above.
●	The company delivered several vehicles to customers in Latin America for commercial survey services.
●	The company signed its first service contract for multi-year support services for vehicles.

●	Since the end of the quarter, OPT has received the final permits to install the previously announced PowerBuoy equipped with AT&Ts 5G equipment in Monterey Bay.
●	The Company reaffirms its previously issued guidance that it believes it will reach profitability (excluding unanticipated extraordinary expenses) during the fourth quarter of calendar 2025. Performance to date reflects strong demand for products, effective cost management, and progress in strategic initiatives. Recent achievements, including recently announced partnerships and operational milestones regarding successful exercises and continued customer deliveries, further support the Company’s trajectory toward achieving this stated objective.

Philipp Stratmann, OPT’s CEO and President, stated “We believe our preliminary results underscore the success of our strategic initiatives, such as focusing on national security and critical infrastructure solutions, coupled with targeted international expansion and our ability to execute for our customers. We have seen a recent uptick in demand for our services domestically and overseas, and will continue to convert our pipeline to bookings and ultimately to revenue through future deliveries and additional opportunities to deploy our assets, and we remain committed to delivering long-term value for our shareholders. The success of our most recent quarter leads us to reconfirm our pathway to profitability in late calendar 2025. “

CONFERENCE CALL AND WEBCAST INFORMATION

A conference call to discuss OPT’s financial results will be held on Tuesday December 17, 2024 at 9:00 AM EDT. Philipp Stratmann, CEO, and Bob Powers, CFO will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live webcast: Webcast | Ocean Power Technologies FY2025 Q1 Earnings Conference Call (choruscall.com)

●	Call Replay: Call replay will be available by telephone approximately two hours after the call’s completion. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 13748550.

●	Webcast Replay: The archived webcast will be on the OPT investor relations section of its website

INDIVIDUAL MEETING INFORMATION

In an effort to increase relations with institutional investors, OPT management has dedicated time to hosting individual meetings with portfolio managers and analysts. If you are interested in scheduling a meeting with OPT management, please contact:

●	Email: InvestorRelations@oceanpowertech.com, or

●	Call: 609-730-0400 x401, including Merrows, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey, with an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release or to provide further interim updates in the future.

CONTACT INFORMATION

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com